The Jean Coutu Group (PJC) Inc.
Unaudited interim consolidated financial statements
February 26, 2005 and February 29, 2004

THE JEAN COUTU GROUP (PJC) INC.
Unaudited consolidated statements of earnings
(in thousands of US dollars except for per share amounts)

	13 weeks	3 months	39 weeks	9 months
	ended	ended	ended	ended
	February 26,	February 29,	February 26,	February 29,
	2005	2004	2005	2004
	$	$	$	$
		(restated)		(restated)
Sales	2,771,230	747,103	6,722,777	2,148,156
Other revenues	44,171	39,232	126,168	113,670

	2,815,401	786,335	6,848,945	2,261,826

Operating expenses
Cost of goods sold	2,129,709	604,001	5,211,765	1,740,664
General and operating expenses	561,247	116,488	1,335,474	336,184
Amortization	57,412	9,627	138,298	28,038

	2,748,368	730,116	6,685,537	2,104,886

Operating income	67,033	56,219	163,408	156,940

Financing expenses
Interest on long-term debt	46,873	2,874	106,722	8,929
Unrealized foreign exchange loss (gain) on monetary items	(11,879)	—	8,221	—
Other financing expenses, net	(2,149)	881	(345)	2,255

	32,845	3,755	114,598	11,184

Earnings before income taxes	34,188	52,464	48,810	145,756
Income taxes	(5,666)	16,429	(9,352)	45,677
Net earnings	39,854	36,035	58,162	100,079

Net earnings per share (Note 3)
Basic	0.15	0.16	0.23	0.44
Diluted	0.15	0.16	0.23	0.44

The segmented information and the accompanying notes are an integral part of these unaudited interim consolidated financial statements

THE JEAN COUTU GROUP (PJC) INC.
Unaudited consolidated statements of retained earnings
(in thousands of US dollars)

	13 weeks	3 months	39 weeks	9 months
	ended	ended	ended	ended
	February 26,	February 29,	February 26,	February 29,
	2005	2004	2005	2004
	$	$	$	$
		(restated)		(restated)
Balance, beginning of period
As previously reported	714,316	656,776	709,419	602,093
Restatement related to changes in accounting policies (Note 2)
accounting policies (Note 2 a & c)	—	(6,629)	(867)	(5,945)

Restated balance	714,316	650,147	708,552	596,148
Net earnings	39,854	36,035	58,162	100,079

	754,170	686,182	766,714	696,227
Dividends	6,427	5,187	18,971	15,232
Balance, end of period	747,743	680,995	747,743	680,995

The segmented information and the accompanying notes are an integral part of these unaudited interim consolidated financial statements

THE JEAN COUTU GROUP (PJC) INC.
Consolidated balance sheets
(in thousands of US dollars)

	As at	As at
	February 26,	May 31,
	2005	2004
	$	$
	(unaudited)	(audited)
		(restated)
Assets
Current assets
Cash	195,976	14,554
Accounts receivable	465,943	199,516
Inventories	1,697,389	391,916
Prepaid expenses	57,699	12,235
Income taxes receivable	30,667	—
Future income taxes	19	10,220

	2,447,693	628,441
Investments	19,953	21,298
Capital assets	1,565,303	544,174
Intangible assets	745,209	19,277
Goodwill	698,432	95,330
Other long-term assets	109,284	35,234
	5,585,874	1,343,754

Liabilities
Current liabilities
Bank loans	15,000	15,000
Accounts payable and accrued liabilities	1,039,180	231,306
Income taxes payable	—	42,004
Future income taxes	93,432	—
Current portion of long term debt	52,234	22,566

	1,199,846	310,876
Long-term debt	2,522,585	169,609
Other long-term liabilities (Note 4)	484,815	9,826

	4,207,246	490,311

Guarantees and commitments (Notes 7 and 9)
Shareholders’ equity
Capital stock (Note 5)	576,045	144,996
Contributed surplus	617	188
Retained earnings	747,743	708,552
Foreign currency translation adjustments	54,223	(293)

	1,378,628	853,443
	5,585,874	1,343,754

The segmented information and the accompanying notes are an integral part of these unaudited interim consolidated financial statements

THE JEAN COUTU GROUP (PJC) INC.
Unaudited consolidated statements of cash flows
(in thousands of US dollars)

	13 weeks	3 months	39 weeks	9 months
	ended	ended	ended	ended
	February 26,	February 29,	February 26,	February 29,
	2005	2004	2005	2004
	$	$	$	$
Operating activities		(restated)		(restated)
Net earnings	39,854	36,035	58,162	100,079
Items not affecting cash
Amortization	57,412	9,627	138,298	28,038
Amortization of incentives paid to franchisees	920	835	2,646	2,454
Amortization of deferred financing fees	2,683	286	7,114	857
Unrealized foreign exchange loss (gain) on
monetary items	(11,879)	—	8,221	—
Future income taxes	3,952	(4,262)	7,554	(11,933)
Other	(342)	(5)	834	77

	92,600	42,516	222,829	119,572
Net changes in non-cash asset and liability items	(14,713)	(19,590)	(92,207)	(918)

Net cash provided by operating activities	77,887	22,926	130,622	118,654

Investing activities
Business acquisitions (Note 9)	(955)	—	(2,514,650)	(3,910)
Investments	5,155	(2,969)	6,616	(7,517)
Purchase of capital assets	(58,504)	(17,988)	(132,598)	(56,303)
Proceeds from the disposal of capital assets	4,203	936	8,607	1,500
Intangible assets	(2,005)	(16)	(3,034)	(222)
Other long-term assets	(1,668)	(617)	(82,102)	(3,926)

Net cash used in investing activities	(53,774)	(20,654)	(2,717,161)	(70,378)

Financing activities
Changes in bank loans	15,000	19,632	—	(2,765)
Changes in long-term debt	(10,852)	(5,219)	2,349,660	(16,088)
Issuance of capital stock	927	72	425,037	2,040
Dividends	(6,427)	(5,187)	(18,971)	(15,232)

Net cash provided by (used in) financing activities	(1,352)	9,298	2,755,726	(32,045)

Foreign currency translation adjustments	(4,942)	(2,596)	12,235	1,349

Increase in cash	17,819	8,974	181,422	17,580
Cash (bank overdraft), beginning of period	178,157	333	14,554	(8,273)

Cash, end of period	195,976	9,307	195,976	9,307

Additional cash flow information
Interest paid	69,207	3,398	87,039	10,711
Income taxes paid	1,319	10,717	47,088	28,784

The segmented information and the accompanying notes are an integral part of these unaudited interim consolidated financial statements

THE JEAN COUTU GROUP (PJC) INC.
Unaudited consolidated segmented information
(in thousands of US dollars)

The Company applied on a retroactive basis changes in its reportable segments determination. The impact of these changes is the aggregation of the franchising and real estate segments. The Company has now two reportable segments: franchising and retail sales. Within the segment of franchising, the Company carries on the franchising activity of the “PJC Jean Coutu” banner, operates a distribution centre and coordinates several other services for the benefit of its franchisees. The Company operates retail sales outlets selling pharmaceutical and other products under the “Brooks” and “Eckerd” banners.

The Company analyzes the performance of its operating segments based on their operating income before amortization, which is not a measure of performance under Canadian generally accepted accounting principles (''GAAP’’); however, management uses this performance measure for assessing the operating performance of its reportable segments.

	13 weeks	3 months	39 weeks	9 months
	ended	ended	ended	ended
	February 26,	February 29,	February 26,	February 29,
	2005	2004	2005	2004
Segmented information is summarized as	$	$	$	$
follows:		(restated)		(restated)
Revenues (1)
Franchising	359,371	317,904	1,037,619	910,928
Retail sales	2,456,030	468,431	5,811,326	1,350,898

	2,815,401	786,335	6,848,945	2,261,826

Operating income before amortization
Franchising	37,053	35,467	106,450	101,430
Retail sales	88,312	31,214	197,902	86,002
	125,365	66,681	304,352	187,432

Amortization
Franchising (2)	3,630	2,573	10,287	7,437
Retail sales	54,702	7,889	130,657	23,055
	58,332	10,462	140,944	30,492

Operating income
Franchising	33,423	32,894	96,163	93,993
Retail sales	33,610	23,325	67,245	62,947
	67,033	56,219	163,408	156,940

(1) Revenues include sales and other revenues
(2) Including amortization of incentives paid to franchisees
	13 weeks	3 months	39 weeks	9 months
	ended	ended	ended	ended
	February 26,	February 29,	February 26,	February 29,
	2005	2004	2005	2004

	$	$	$	$
		(restated)		(restated)
Acquisition of capital assets and intangible assets (3)
Franchising	5,582	11,249	16,051	22,229
Retail sales	54,927	6,755	119,581	34,361
	60,509	18,004	135,632	56,590

			As at	As at
			February 26,	May 31,
			2005	2004

			$	$
Total assets				(restated)
Franchising			722,346	464,758
Retail sales			4,863,528	878,996

			5,585,874	1,343,754

(3) Excluding business acquisitions

THE JEAN COUTU GROUP (PJC) INC.
Notes to the unaudited interim consolidated financial statements
(Tabular amounts are in thousands of US dollars except for shares and options data)

1. Financial statement presentation

The unaudited interim consolidated financial statements have been prepared in accordance with Canadian GAAP. These financial statements do not contain all disclosures required by Canadian GAAP for annual financial statements and, accordingly, should be read in conjunction with the most recently prepared annual consolidated financial statements for the fiscal year ended May 31, 2004.

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

These unaudited interim consolidated financial statements have been prepared based on accounting policies and methods of application consistent with those used in the preparation of the most recently prepared audited annual consolidated financial statements except for the changes in accounting policies mentioned in Note 2.

The Company has historically prepared its consolidated financial statements in Canadian dollars. Effective June 1, 2004, the Company changed its reporting currency to U.S. dollars to provide shareholders with more relevant information considering the predominant operations in the United States and the U.S. denominated debt. The Company used the current rate method to translate its consolidated financial statements from Canadian dollar to U.S. dollars for both the current and prior periods. Under the current rate method, earnings as well as cash flow items are translated at average monthly rates for the period, and the assets and liabilities are translated at the rate of exchange in effect at the balance sheet date. Any resulting exchange gain or loss is charged or credited to the “foreign currency translation adjustments” account included as a separate component of shareholders’ equity. The functional currencies of the Company and each of its subsidiaries remained unchanged.

Effective June 1, 2004, the Company changed its reporting periods to comply with the US National Retail Federation 4-5-4 merchandising calendar. Accordingly, the current period represents a thirty-nine-week period ending February 26, 2005 and the year-end date will be May 28, 2005.

2. Accounting policies

Changes in accounting policies

a) Incentives paid to franchisees

During the fourth quarter of the year ended May 31, 2004, the Company changed its basis of accounting for banner development costs. Banner development costs were previously considered indefinite life intangible assets and therefore not subject to amortization. Banner development costs are now considered deferred costs representing incentives paid to franchisees. These costs are amortized over a ten-year period and are applied against royalties included in other revenues. This change in accounting policy has been applied retroactively. For the three and nine-month periods ended February 29, 2004, the impact of that change is to decrease other revenues, income taxes, net earnings and retained earnings at beginning, as follows:

2. Accounting policies (continued)

	3 months	9 months
	ended	ended
	February 29,	February 29,
	2004	2004
	$	$
Other revenues	833	2,451
Income taxes	195	574
Net earnings	638	1,877

Retained earnings at beginning of period	5,731	4,492

b) Generally accepted accounting principles

In July 2003, the Canadian Institute of Chartered Accountants (“CICA”) issued Handbook Section 1100, “Generally Accepted Accounting Principles”. This section establishes standards for financial reporting in accordance with Canadian GAAP, and provides guidance on sources to consult when selecting accounting policies and determining appropriate disclosures when a matter is not dealt with explicitely in the primary sources of Canadian GAAP. The Company implemented the new section prospectively on June 1, 2004.

Effective June 1, 2004, the compounded interest method of amortization previously used for building held for leasing is no longer used as a result of adopting CICA Handbook Section 1100. Accordingly, effective June 1, 2004, the Company amortizes the building costs of its building held for leasing on a straight line basis over their useful lives. Building amortization is higher than it would have been reported under the prior policy by approximately $584,000 and $1,699,000 for the thirteen and thirty-nine week period ended February 26, 2005, respectively.

c) Recording of certain consideration received from a vendor

In January 2004, the Emerging Issues Committee of the CICA released Abstract 144 (EIC-144), “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor”.

EIC-144 specifies the accounting methods to be applied to certain consideration received from a vendor. EIC-144 should be applied retroactively to all financial statements for annual and interim periods ending after August 15, 2004.

EIC-144 stipulates that cash consideration received by a company from a vendor is presumed to be a reduction of the prices of the vendor’s products or services and should, therefore, be accounted for as a reduction of cost of goods sold and related inventory when recognized in the company’s income statement and balance sheet. Certain exceptions apply where the cash consideration received is either a reimbursement of incremental selling costs incurred by the reseller, or is a payment for assets or services delivered to the vendor.

2. Accounting policies (continued)

The Company applied this new recommendation on June 1, 2004. The impact of this new recommendation for the thirteen and thirty-nine week periods ended February 26, 2005 and for the three and nine-month periods ended February 29, 2004 is as follows:

	13 weeks			3 months
	ended			ended
	February 26,			February 29,
	2005			2004
	Increase	Decrease		Increase	Decrease

	$	$		$	$
Sales	949		—	1,328		—
Other revenues	—		1,978	—		4,592
Cost of goods sold	—		7,962	—		12,409
General and operating expenses	6,999		—	9,565		—
Income taxes	—		21	—		111
Net earnings	—		45	—		309

Retained earnings at beginning of period	—		—	—		898
	39 weeks			9 months
	ended			ended
	February 26,			February 29,
	2005			2004
	Increase	Decrease		Increase	Decrease

	$	$		$	$
Sales	4,008		—	3,732		—
Other revenues	—		10,699	—		11,837
Cost of goods sold	—		35,735	—		36,826
General and operating expenses	29,205		—	28,289		—
Income taxes	—		30	186		—
Net earnings	—		131	246		—

Retained earnings at beginning of period	—		867	—		1,453

The impact of that change on the balance sheet as of February 26, 2005 and as of May 31, 2004 is to decrease inventories by $1,655,000 and $1,359,000, respectively and to increase income taxes by approximately $513,000 and $440,000, respectively.

2. Accounting policies (continued)

d) Derivative financial instruments

In December 2001, the CICA issued Accounting Guideline 13 (AcG 13), “Hedging Relationships” and EIC-128, “Accounting for Trading, Speculative, or Non-Hedging Derivative Financial Instruments” that deal with the identification, designation, documentation and measurement of effectiveness of hedging relationships for the purposes of applying hedge accounting. AcG-13 is effective for fiscal years beginning on or after July 1, 2003, and upon implementation of AcG-13, accounting in accordance with EIC-128 is required. Under EIC-128, derivative instruments that do not qualify as a hedge under AcG-13, or are not designated as a hedge, are recorded in the consolidated balance sheet as either an asset or liability with changes in fair value recognized in net earnings. The Company adopted the provisions of AcG-13 and EIC-128 on June 1, 2004.

The Company has interest rate swaps in order to fix the interest rate on a portion of its variable interest debt. The Company has in place all necessary hedge documentation to apply hedge accounting for interest rate swaps with the exception of one interest rate swap. Changes in the fair value of this interest rate swap, which matured in January 2005, are recognized in the results as there was no underlying instrument. The corresponding impact was to increase net earnings by approximately $610,000 for the thirteen week period ended February 26, 2005 and had no impact for the thirty-nine weeks period then ended.

e) Asset retirement obligations

In March 2003, the CICA issued Handbook Section 3110, “Asset Retirement Obligations”, which is effective for fiscal years beginning on or after January 1, 2004 with retroactive restatement. The new standard provides guidance for the recognition, measurement and disclosure of liabilities for asset retirement obligations and the associated retirement costs. It applies to legal obligations pertaining to the retirement of tangible long-lived assets from acquisition, contruction, development or normal operations. The standard requires the recognition of the fair value of a liability for an asset retirement obligation in the year in which it is incurred and when a reasonable estimate of fair value can be made. The adoption of CICA Handbook 3110 had no material impact on the Company’s financial position or results of operations.

f) Consolidation of variable interest entities

In June 2003, the CICA issued Accounting Guideline 15 (AcG-15), “Consolidation of Variable Interest Entities”. This guideline addresses consolidation of variable interest entities (VIE) to which the usual condition for consolidation does not apply because the VIE have no voting interests or are otherwise not subject to control through ownership of voting interests. It requires existing unconsolidated VIE to be consolidated by the primary beneficiary. This guideline is required for annual and interim periods beginning on or after November 1, 2004. The adoption of AcG-15 had no material impact on the Company’s consolidated financial statements.

3. Net earnings per share

The reconciliation of the number of shares used to calculate the diluted net earnings per share is established as follows:

	13 weeks	3 months	39 weeks	9 months
	ended	ended	ended	ended
	February 26,	February 29,	February 26,	February 29,
	2005	2004	2005	2004
Weighted average number of shares to compute basic net earnings per share	261,321,847	226,923,510	253,702,241	226,775,713
Dilution effect	640,680	1,085,268	832,693	1,183,951

Weighted average number of shares used to compute diluted net earnings per share	261,962,527	228,008,778	254,534,934	227,959,664

4. Other long-term liabilities

	As at	As at
	February 26,	May 31,
	2005	2004
	$	$
Deferred revenues	4,409	1,242
Deferred lease obligations	44,576	5,541
Workers’ compensation and general liability	71,202	—
Liabilities for closed stores	24,977	—
Future income taxes	339,651	3,043
	484,815	9,826

5. Capital Stock

Authorized, unlimited number :

Class A subordinate voting shares, participating, one vote per share, exchangeable, at the option of the holder, for the same numbers of Class B shares in the event of a take-over bid being made in respect to Class B shares, without par value, dividends declared in Canadian dollar.

5. Capital Stock (continued)

Class B shares, participating, ten votes per share, exchangeable for Class A subordinate voting shares on the basis of one Class A subordinate voting share for one Class B share, without par value, dividends declared in Canadian dollar.

Class C shares, to be issued in one or more series subject to rights, privileges, conditions and restrictions to be determined, non-participating, non-voting, without par value.

Changes that occurred on Class A subordinate voting shares are presented as follows:

	39 weeks			12 months
	ended			ended
	February 26,			May 31,
	2005			2004
	Shares	$		Shares	$

Outstanding shares, beginning of period	106,673,510		144,994	102,569,550		143,062
Issuance (1)	33,350,000		424,383	—		—
Class B shares converted into Class A subordinate voting shares	865,000		1	3,750,000		—
Options exercised	1,166,950		6,666	353,960		1,932

Outstanding shares, end of period	142,055,460		576,044	106,673,510		144,994

Changes that occurred on Class B shares are presented as follows:

	39 weeks			12 months
	ended			ended
	February 26,			May 31,
	2005			2004
	Shares	$		Shares	$

Outstanding shares, beginning of period	120,250,000		2	124,000,000		2
Class B shares converted into Class A subordinated voting shares	(865,000)		(1)	(3,750,000)		—

Outstanding shares, end of period	119,385,000		1	120,250,000		2

(1) Net of share issuance fees of $19.3 million less related income taxes of $6.0 million.

6. Stock-based compensation plan

The Company has a fixed stock option plan. The expense recorded for the grants that occurred after June 1, 2004, estimated using the fair value based method is approximately $215,000 and $429,000 for the thirteen and thirty-nine week periods ended February 26, 2005, respectively. As of February 26, 2005, the Company had 2,090,680 outstanding stock options of Class A subordinated voting shares that could be exercised at prices varying from CAN$2.1875 to CAN$18.95. The stock options may be exercised until December 7, 2014.

Changes that occurred in the number of options are presented as follows:

	13 weeks	39 weeks
	ended	ended
	February 26,	February 26,
	2005	2005
Options outstanding, beginning of period	2,238,070	2,907,090
Options granted	19,540	485,140
Options exercised	(157,990)	(1,166,950)
Options cancelled	(8,940)	(134,600)
Options outstanding, end of period	2,090,680	2,090,680

Had the compensation cost been determined using the fair value based method at the date of grant for awards granted during the year ended May 31, 2003, the Company’s pro forma net earnings, net earnings per share and diluted net earnings per share would have been as presented in the table below.

	13 weeks	3 months	39 weeks	9 months
	ended	ended	ended	ended
	February 26,	February 29,	February 26,	February 29,
	2005	2004	2005	2004
	$	$	$	$
		(restated)		(restated)
Net earnings as reported	39,854	36,035	58,162	100,079
Pro forma impact	(77)	(71)	(224)	(210)
Pro forma net earnings	39,777	35,964	57,938	99,869

Pro forma net earnings per share
Basic	0.15	0.16	0.23	0.44
Diluted	0.15	0.16	0.23	0.44

7. Guarantees

Guarantees

The Company has guaranteed the reimbursement of certain bank loans contracted by franchisees for a maximum amount of $6,976,000. Most of those guarantees apply to loans with a maximum maturity of eight years. Those loans are also personally guaranteed by the franchisees.

Certain debt agreements require the Company to indemnify the parties in the event of changes in elements such as withholding tax regulations. As the nature and scope of such indemnifications is contingent on future events, none of which can be foreseen as at February 26, 2005. Also, the structure of such transactions makes these events unlikely. Consequently, no provisions have been recorded in the consolidated financial statements.

On July 31, 2004, the Company acquired the shares of three subsidiaries of TDI Consolidated Corporation (refer to Note 9). Pursuant to the stock purchase agreement, the Company agreed to enter into certain customary indemnification obligations in favor of the seller. The Company has agreed to indemnify the seller for taxes, damages and certain liabilities related to the business acquired. Certain portions of the Company’s indemnification obligations are capped at $350 million while other provisions are not subject to such a limit. Certain of the indemnification obligations survive the closing date of the acquisition until 2006 and still others will survive until the expiration of the applicable statute of limitations. The maximum amount of future payments cannot be estimated as it results from future events that cannot be predicted.

Buyback agreements

Under buyback agreements, the Company is committed to financial institutions to purchase the inventories of some of its franchisees up to the amount of advances made by those financial institutions to the franchisees. As of February 26, 2005, financing related to these inventories amounted to approximately $78,512,000. However, under these agreements, the Company is not committed to cover any deficit that may arise should the value of these inventories be less than the amount of the advances.

Under buyback agreements, the Company is committed to financial institutions, to purchase equipment held by franchisees and financed by capital leases not exceeding five years and loans not exceeding eight years. For capital leases, the buyback value is linked to the net balance of the lease at the date of the buyback. For equipment financed by bank loans, the minimum buyback value is set by contract with the financial institutions. As at February 26, 2005, financing related to the equipment amounts to approximately $22,812,000. However, it is the opinion of management that the realizable value of the assets cannot be lower than the eventual amount of the buyback.

Historically, the Company has not made any indemnification payments under such agreements and no amount has been accrued with respect to these guarantees in its consolidated financial statements for the thirty-nine-week period ended February 26, 2005 and the nine-month period ended February 29, 2004.

8. Pension plans

The Company offers defined benefit and defined contribution pension plans providing pension benefits to its employees.

The defined benefit and defined contribution plans expenses are as follows:

	13 weeks	3 months	39 weeks	9 months
	ended	ended	ended	ended
	February 26,	February 29,	February 26,	February 29,
	2005	2004	2005	2004
	$	$	$	$
Defined contribution plan	6,096	643	13,007	1,902
Defined benefit plans	258	362	860	1,026
	6,354	1,005	13,867	2,928

9. Business acquisition

The Eckerd acquisition

On July 31, 2004, the Company acquired the shares of three subsidiaries of TDI Consolidated Corporation, a wholly-owned subsidiary of J.C. Penney Corporation, Inc., that own 1,549 outlets of the Eckerd drugstore chain located throughout 13 states in northeastern, mid-Atlantic and southeastern United States for a purchase price of $2.375 billion, plus preliminary closing adjustments of $112.5 million. The Company and J.C. Penney Corporation, Inc. are currently negociating the final working capital adjustment. Eckerd’s operations have been included in the Company’s results of operations from July 31, 2004.

The purchase price, together with the transaction costs estimated at $31.4 million and the repayment of existing debts totalling $195.0 million at the date of acquisition, has been financed through:

● Debt financing consisting of secured first rank credit facilities in the amount of $1.7 billion as follows:

● a five-year revolving facility of $350 million (as at February 26, 2005, $15 million was used)

bearing interest at LIBOR rates plus a variable margin (totalling 7.00% as of February 26, 2005)

● a five-year term loan facility of $250 million bearing interest at LIBOR rates plus a variable margin (totalling 5.25% as of February 26, 2005), repayable by quarterly instalments based on yearly tranches ranging from 5% to 25% of the original loan balance, and

● a seven-year term loan facility of $1.1 billion bearing interest at LIBOR rates plus a variable margin (totalling 5.00% as of February 26, 2005), repayable by quarterly instalments based on yearly tranches of 1% of the original loan balance over the first six years with the balance owing in 2011

9. Business acquisition (continued)

● $1.2 billion Notes offering comprised of:

● $350 million of unsecured senior notes, bearing interest at 7.625% and maturing on August 1,

2012, and

● $850 million of unsecured senior subordinated notes, bearing interest at 8.5% and maturing on

August 1, 2014

● Public offering of 33,350,000 new Class A subordinate voting shares issued for net proceeds of

$424.4 million.

Since the acquisition, the Company revised its preliminary allocation of the purchase price based on information available, and on the basis of preliminary evaluations. This allocation is subject to changes should new information become available and when the strategies of integration and restructuring of assets have been completed. In addition to the final determination of the fair values of the identified intangible assets, the Company has not yet completed the determination of the fair values of certain tangible assets, particularly store and distribution centre property and equipment and the fair value of store lease payments. The acquired goodwill is not deductible for income tax purposes.

Millions of		Millions of
	dollars	dollars

Net assets acquired	(revised)	(initial)
Non-cash working capital	801.9	780.3
Capital assets (a)	989.7	858.0
Intangible assets:
Tradename (not subject to amortization)	353.0	322.4
Prescription files (amortized over a 10-year period)	287.4	438.3
Favorable leases (amortized over the term of the leases) (b)	73.2	6.9
Goodwill	601.5	621.1
Future income tax liabilities	(452.4)	(372.0)
Other long-term liabilities	(139.6)	(140.5)

Non-cash net assets acquired	2,514.7	2,514.5
Cash and cash equivalents	4.2	4.2
Net assets acquired	2,518.9	2,518.7

Cash consideration	2,518.9	2,518.7

(a) Include $45.6 million of assets held for sale.
(b) Net of $37.7 million of unfavorable leases.

9. Business acquisition (continued)

Additional commitments in relation to the Eckerd acquisition

The acquired Eckerd operations lease a substantial portion of its real estate using conventional operating leases. Eckerd also leases data processing equipment and other personal property under operating leases. Minimum payments for commitments existing as of the acquisition date, are as follows:

	$

2005 (1)		222,473
2006		261,626
2007		251,313
2008		240,978
2009		230,368
Thereafter		2,179,727
Total		3,386,485

(1) From July 31, 2004

10. Comparative figures

Certain comparative figures have been reclassified to conform with the presentation of the current period.

11. Reconciliation of Canadian GAAP to United States GAAP

These consolidated financial statements are prepared in accordance with Canadian GAAP, which differ, in certain material respects from generally accepted accounting principles in the United States (“US GAAP”). While the information presented below is not a comprehensive summary of all differences between Canadian GAAP and US GAAP, other differences are considered unlikely to have a significant impact on the consolidated results and shareholders’ equity of the Company.

All material differences between Canadian GAAP and US GAAP and the effect on net earnings and shareholders’ equity are presented in the following tables with an explanation of the adjustments.

	13 weeks	3 months	39 weeks	9 months
	ended	ended	ended	ended
	February 26,	February 29,	February 26,	February 29,
	2005	2004	2005	2004
	$	$	$	$
Reconciliation of net earnings
Net earnings — Canadian GAAP	39,854	36,035	58,162	100,079
Adjustments in respect of
Amortization (a)	95	(515)	343	(1,519)
Tax effect of above adjustments	(29)	167	(106)	491
Net earnings — US GAAP	39,920	35,687	58,399	99,051

Net earnings per share — US GAAP
Basic	0.15	0.16	0.23	0.44
Diluted	0.15	0.16	0.23	0.43
Other comprehensive income items
Cumulative translation adjust- ments, net of tax (c)	(41,106)	(11,136)	54,516	7,100
Cumulative translation adjust- ments on amortization, net of tax (c)	541	293	(942)	(185)
Changes in fair value of derivat- ives, net of tax (b)	(429)	1,069	573	3,895
Reclassification of realized gain (loss) on derivatives to the earnings (b)	—	(155)	2,250	(1,154)

Other comprehensive income items	(40,994)	(9,929)	56,397	9,656

11. Reconciliation of Canadian GAAP to United States GAAP (continued)

	As at	As at
	February 26,	May 31,
	2005	2004
	$	$
Statement of accumulated other comprehensive income items
Accumulated other comprehensive income items:
Cumulative translation adjustments, net of tax (c)	54,223	(293)
Cumulative translation adjustments on amortization, net of tax (c)	(1,583)	(641)
Cumulative changes in fair value of derivatives net of reclassi-
fication of realized gain (loss) to the earnings and net of
tax (b)	428	(2,395)
Accumulated other comprehensive income items	53,068	(3,329)

Reconciliation of shareholders’ equity
Shareholders’ equity — Canadian GAAP	1,378,628	853,443
Adjustment in respect of:
Amortization (a)	(12,965)	(13,308)
Tax effect of above adjustments	4,516	4,622
Cumulative translation adjustments, net of tax (c)	(54,223)	293
Accumulated other comprehensive income items	53,068	(3,329)
Shareholders’ equity — US GAAP	1,369,024	841,721

11. Reconciliation of Canadian GAAP to United States GAAP (continued)

The impact of differences between Canadian GAAP and US GAAP on consolidated balance sheet items is as follows:

	As at				As at
	February 26,				May 31,
	2005				2004
CanadianUSCanadian						US
	GAAP		GAAP		GAAP	GAAP

	$		$		$	$
Consolidated balance sheets items
Assets
Capital assets (a)		1,565,303		1,549,917	544,174	529,888
Other long-term assets (a) and (b)		109,284		115,066	35,234	41,483
Liabilities
Other long-term liabilities (b)		484,815		484,815	9,826	13,511
Shareholders’ equity		1,378,628		1,369,024	853,443	841,721

a) Amortization

Under Canadian GAAP, the Company has used the compounded interest method to depreciate its buildings held for leasing until May 31, 2004 (Note 2 b). This method is not acceptable under US GAAP. The Company records depreciation under US GAAP for its buildings held for leasing using the straight-line method at a rate of 2.5%.

b) Derivative financial instruments and hedging

On June 1, 2001, the Company adopted the provisions of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities.” This statement requires companies to record derivatives on the balance sheet as assets or liabilities measured at their fair value. Gains and losses resulting from changes in the values of those derivatives are accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The adoption of SFAS 133 was not material to the Company’s financial position or results of operations.

The Company enters into interest swaps in order to fix the interest rate on a portion of its variable interest debt. These interest rate swaps are designated as cash flow hedges with changes in the fair value of those contracts recorded as a component of other comprehensive income items and subsequently recognized as interest on long-term debt in the period in which the hedged exposure takes place. Under Canadian GAAP, changes in the fair value of those contracts are not recognized (Note 2d).

11. Reconciliation of Canadian GAAP to United States GAAP (continued)

c) Foreign currency translation adjustment
Under Canadian GAAP, the Company gains and losses arising from the translation of the financial statements of the foreign currency operations are deferred in a “foreign currency translation adjustments” amount in shareholders’ equity. Under US GAAP, foreign currency translation adjustments are presented as a component of other comprehensive income items under shareholders’ equity.

d) Changes in US accounting standards
Consolidation of Variable Interest Entities
In January 2003, the Financial Accounting Stantards Board (“FASB”) issued Interpretation No. 46, “Consolidation of Variable Interest Entities — an Interpretation of ARB No. 51.” The Interpretation addresses consolidation of variable interest entities (“VIEs”) to which the usual condition for consolidation does not apply because the VIEs have no voting interests or otherwise are not subject to control through ownership of voting interests. It requires existing unconsolidated VIEs to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. In December 2003, the FASB revised FIN 46 (“FIN 46R”), which delayed the required implementation date for periods ending after March 15, 2004. The Company was required to apply the provisions of FIN 46R effective June 1, 2004. The adoption of this interpretation did not result in a material impact on the Company’s consolidated financial position or results of operations.

Equity Method of Accounting to Investments Other than Common Stock
In July 2004, the FASB issued Emerging Issues Task Force Issue No. 02-14 (“EITF 02-14”), “Whether an Investor Should Apply the Equity Method of Accounting to Investments Other Than Common Stock.” EITF 02-14 addresses whether the equity method of accounting applies when an investor does not have an investment in voting common stock of an investee but exercises significant incluence through other means. EITF 02-14 states that an investor should only apply the equity method of accounting when it has investments in either common stock or in-substance common stock of a corporation, provided that the investor has the ability to exercise significant influence over the operating and financial policies of the investee. EITF 02-14 is effective for reporting periods beginning after September 15, 2004. The adoption of EITF 02-14 did not result in a material impact on the Company’s consolidated financial position or results of operations.

THE JEAN COUTU GROUP (PJC) INC.
Unaudited additional information
(Tabular amounts are in thousands of US dollars except for network performance, margins and sales growth)

			As at	As at
			February 26,	May 31,
			2005	2004
			$	$
Capital assets, intangible assets and goodwill
Canada			292,282	254,661
United States			2,716,662	404,120

			3,008,944	658,781

	13 weeks	3 months	39 weeks	9 months
	ended	ended	ended	ended
February 26,February 29,			February 26,	February 29,
	2005	2004	2005	2004

	$	$	$	$
Revenues (1)
Canada	359,371	317,904	1,037,619	910,928
United States	2,456,030	468,431	5,811,326	1,350,898
	2,815,401	786,335	6,848,945	2,261,826

Gross profit (2)
Canada	29,975	26,861	85,970	76,717
United States	611,546	116,241	1,425,042	330,775
	641,521	143,102	1,511,012	407,492

Gross margin as a % of sales
Canada	9.4%	9.6%	9.3%	9.6%
United States	24.9%	24.9%	24.6%	24.6%
Number of outlets
Beginning of period	2,225	651	655	643
Openings	28	3	84	15
Acquisitions	—	—	1,549	—
Relocations	(15)	(1)	(45)	(5)
Closings	(7)	(1)	(12)	(1)
End of period	2,231	652	2,231	652

Network performance — Retail sales
Canada (3)	583,142	515,048	1,608,115	1,443,651
United States	2,453,058	467,392	5,802,827	1,345,223
	3,036,200	982,440	7,410,942	2,788,874

	13 weeks	3 months	39 weeks	9 months
	ended	ended	ended	ended
February 26,February 29,			February 26,	February 29,
	2005	2004	2005	2004

Network performance — Retail sales
Pharmacy
Canada (3)	56%	55%	57%	56%
United States	71%	67%	72%	68%
Front-end
Canada (3)	44%	45%	43%	44%
United States	29%	33%	28%	32%
Retail sales growth (4)
Total
Canada (3)	5.7%	9.6%	6.4%	8.0%
United States	424.8%	4.2%	331.4%	4.5%
Front-end
Canada (3)	3.3%	6.8%	2.3%	3.6%
United States	356.9%	1.8%	278.4%	3.1%
Pharmacy
Canada (3)	7.5%	11.4%	9.3%	11.4%
United States	458.2%	5.4%	355.9%	5.2%
Retail sales growth — same store (4)
Total
Canada (3)	5.5%	8.3%	5.9%	7.1%
United States (5)	3.4%	4.0%	3.0%	4.3%
Front-end
Canada (3)	3.2%	5.0%	1.9%	2.7%
United States (5)	2.2%	1.2%	0.5%	2.7%
Pharmacy
Canada (3)	7.3%	10.5%	8.8%	10.6%
United States (5)	4.0%	5.4%	4.2%	5.1%

(1) Revenues include sales and other revenues
(2) Gross profit is sales less cost of goods sold

(3)	Franchised’s outlet retail sales are not included in the Company’s consolidated financial statements

(4) Growth is calculated in local currency and is based on comparable periods.

(5)	This measure does not include same-store sales for the acquired Eckerd corporate outlets, which will be included in same-store sales beginning in August 2005.

THE JEAN COUTU GROUP (PJC) INC.
Unaudited additional information
(Tabular amounts are in thousands of US dollars )

Non GAAP measures — Operating income before amortization (“OIBA”)

Operating income before amortization is not a measure of performance under Canadian generally accepted accounting principles (“GAAP”); however management uses this performance measure for assessing the operating and financial performance of its reportable segments. Besides, we believe that operating income before amortization is an additional measurement used by investors to evaluate operating performance and capacity of a company to meet its financial obligations. However, operating income before amortization is not and must not be used as alternative to net earnings or cash flow generated by operating activities as defined by Canadian GAAP. Operating income before amortization is not necessarily an indication that cash flow will be sufficient to meet our financial obligations. Further, our definition of operating income before amortization may not be necessarily comparable to similarly titles measures reported by other companies.

Net earnings, which is a performance measure defined by Canadian GAAP, is reconciled below with operating income before amortization.

	13 weeks	3 months	39 weeks	9 months
	ended	ended	ended	ended
	February 26,	February 29,	February 26,	February 29,
	2005	2004	2005	2004
	$	$	$	$
Net earnings	39,854	36,035	58,162	100,079
Interest on long-term debt	46,873	2,874	106,722	8,929
Unrealized foreign exchange loss (gain) on monetary items	(11,879)	—	8,221	—
Other financing expenses, net	(2,149)	881	(345)	2,255
Income taxes	(5,666)	16,429	(9,352)	45,677

Operating income	67,033	56,219	163,408	156,940
Amortization	57,412	9,627	138,298	28,038
Amortization of incentives paid to franchisees	920	835	2,646	2,454

Operating income before amortization	125,365	66,681	304,352	187,432

THE JEAN COUTU GROUP (PJC) INC.
Unaudited additional information
(Tabular amounts are in thousands of US dollars except per share amounts)

Non GAAP measures — Earnings before unrealized losses (gains) on financing activities

Earnings before unrealized losses (gains) on financing activities and earnings per share before unrealized losses (gains) on financing activities are non-GAAP measures. The Company believes that it is useful for investors to be aware of significant items of an unusual or non-recurring nature that have adversely or positively affected its GAAP measures, and that the above mentioned non-GAAP measures provide investors with a measure of performance with which to compare its results between periods without regard to these items. The Company’s measures excluding certain items have no standardized meaning prescribed by GAAP and are not necessarily comparable to similar measures presented by other companies and therefore should not be considered in isolation.

Net earnings and net earnings per share are reconciled hereunder to earnings before unrealized losses (gains) on financing activities and earnings per share before unrealized losses (gains) on financing activities. All amounts are net of income taxes when applicable.

	13 weeks	3 months	39 weeks	9 months
	ended	ended	ended	ended
	February 26,	February 29,	February 26,	February 29,
	2005	2004	2005	2004
	$	$	$	$
Net earnings	39,854	36,035	58,162	100,079
Unrealized gain on derivative financial instruments	(610)	—	—	—
Unrealized foreign exchange loss (gain) on monetary items	(11,879)	—	8,221	—
Earnings before unrealized losses (gains) on financing activities	27,365	36,035	66,383	100,079

Net earnings per share	0.15	0.16	0.23	0.44
Unrealized losses (gains) on financing activities	(0.05)	—	0.03	—
Earnings per share before unrealized losses (gains) on financing activities	0.10	0.16	0.26	0.44

THE JEAN COUTU GROUP (PJC) INC.
Unaudited additional information
(Tabular amounts are in thousands of US dollars except per share amounts)

Non GAAP measures — Earnings before unrealized losses (gains) on financing activities (continued)
Description of foreign currency balance sheet translation

Even though the Company’s reporting currency is US dollars, non-consolidated financial statements of the parent company and its subsidiaries are measured based on their respective functional currencies, which is US dollars for US operations and Canadian dollars for Canadian operations and corporate activities.

Assets and liabilities denominated in currencies other than an entity’s functional currency are translated according to the temporal method. Monetary assets and liabilities are translated at the exchange rate in effect at the balance sheet date, and non-monetary assets and liabilities at historical rates. All exchange gains and losses on monetary items are current in nature and are included in the statement of earnings.

The weakening of the Canadian dollar against the US dollar, from $0.8493 as at November 27, 2004 to $0.8060 as at February 26, 2005, resulted in the Company recording an unrealized foreign exchange gain on monetary items of $11.9 million during the third quarter of fiscal 2005. This gain is attributable to US dollar net monetary assets held by the parent company for the benefit of its US subsidiaries. In order to avoid the impact of these foreign currency fluctuations in the future, the Company’s has reviewed these arrangements and their documentation in order to ensure that all significant monetary items are properly hedged against future foreign exchange risk. The year-to-date unrealized foreign exchange loss on monetary items amounted to $8.2 million, reflecting the loss until such arrangements and documentation became effective.